Exhibit 2.11

ASSIGNMENT AND NOVATION AGREEMENT

This Assignment and Novation Agreement (the “Agreement”) is made by and among Vellar Opportunity Fund SPV LLC – Series 9, a Delaware limited liability company (“Assignor”), Meteora Special Opportunity Fund I, LP, a Delaware limited partnership (“MSOF”), Meteora Select Trading Opportunities Master, LP, a Cayman Islands limited partnership (“MSTO”) and Meteora Capital Partners, LP, a Delaware limited partnership (“MCP”, and collectively with MSOF and MSTO, the “Purchasers” or “Assignees”), PropTech Investment Corporation II, a Delaware Corporation (“PropTech”) and RW National Holdings, LLC, a Delaware limited liability company (“Target” and together with PropTech, the “Remaining Parties”) as of November 21, 2022. The Assignor, the Purchasers/Assignees, PropTech and the Target are sometimes referred to in this Agreement singly as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Assignor and the Remaining Parties are a party to that certain Agreement, dated as of November 20, 2022 (the “Forward Purchase Agreement”), by and among the Assignor, PropTech and the Target, a copy of which is attached hereto as Exhibit A, wherein Assignor agreed to enter into a Share Forward Transaction as defined in the Definitions (the “Transaction”), with a Maximum Number of Shares equal to 9,000,000 shares of PropTech’s Class A common stock, par value $0.0001 per share (“Shares”);

WHEREAS, Assignor desires to assign to the Purchasers, and the Purchasers wish to acquire, all of Assignor’s rights, duties and obligations under the Forward Purchase Agreement with respect to 3,000,000 Shares in the Transaction (the “Novated Amount”); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Forward Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual premises and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.	Assignment.

1.1	Upon execution hereof, the Assignor hereby assigns to the Assignees all of Assignor’s rights, duties and obligations under the Forward Purchase Agreement with respect to the Novated Amount, which constitutes one third (1/3) of the Maximum Number of Shares, and the Purchasers hereby accept the assignment and assume all of Assignor’s obligations under the Forward Purchase Agreement in respect of the Novated Amount, subject to the terms and conditions of this Agreement, except that the Assignees will not hold the Recycled Shares in a bankruptcy remote special purpose vehicle for the benefit of the Counterparty.

1.2	Assignor and the Purchasers agree not to act together for the purpose of acquiring, holding, voting or disposing of any of the Shares, and are not entering into this Agreement for the purpose of, nor with the effect of, changing or influencing control of the Counterparty.

1.3	The Purchasers shall not be assigned any of Assignor’s rights to Break-Up Fees, which shall remain payable to Assignor pursuant to the Forward Purchase Agreement.

1.4	The Purchasers shall not be reimbursed for any legal fees and expenses incurred by the Purchasers in connection with the Transaction.

1.5	Any fees payable by any Party in connection with the assignment and novation hereunder shall be subject to a separate agreement between such Parties.

2.	Novation.

2.1	The Remaining Parties and the Assignor are each released and discharged from further obligations to each other under the Forward Purchase Agreement with respect to the Novated Amount and their respective rights against each other thereunder are cancelled (including a corresponding reduction in the Maximum Share Amount relating to Assignor by the amount of the Novated Amount).

2.2	Unless otherwise set forth herein, the Remaining Parties, taking the same position pursuant to the Forward Purchase Agreement with respect to the Novated Amount as they took in the Transaction prior to this Agreement, and the Purchasers, taking the position taken by the Assignor pursuant to the Forward Purchase Agreement with respect to the Novated Amount as it took in the Transaction prior to this Agreement, each undertake the liabilities and obligations towards the other and acquire rights against each other pursuant to the Forward Purchase Agreement with respect to the Novated Amount and with terms identical to the terms set forth therein.

3.	Representations and Warranties of Assignor. Assignor hereby represents and warrants as follows:

3.1	The Forward Purchase Agreement is in full force and effect. Entry into this Agreement does not constitute a default under or breach of or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation under the Forward Purchase Agreement.

3.2	Assignor has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Assignor, enforceable against Assignor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

3.3	There are no claims, actions, suits or proceedings pending or threatened against Assignor which, if determined adversely to Assignor, would materially and adversely affect the Assignor’s ability to perform its obligations under this Agreement.

3.4	No consent, approval or agreement of any individual or entity is required to be obtained by Assignor in connection with the execution and performance by Assignor of this Agreement or the execution and performance by Assignor of any agreements, instruments or other obligations entered into in connection with this Agreement.

3.5	No consent, approval or agreement of any individual or entity is required to be obtained by Assignor in connection with the execution and performance by Assignor of this Agreement.

4.	Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants individually and not jointly as follows:

4.1	Such Purchaser has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

4.2	There are no claims, actions, suits or proceedings pending or threatened against such Purchaser which, if determined adversely to such Purchaser, would materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement.

4.3	No consent, approval or agreement of any individual or entity is required to be obtained by such Purchaser in connection with the execution and performance by such Purchaser of this Agreement or the execution and performance by such Purchaser of any agreements, instruments or other obligations entered into in connection with this Agreement.

5.	Benefit and Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party shall assign or transfer all or any portion of this Agreement without the prior written consent of each other Party, and any such attempted assignment shall be null and void and of no force or effect.

6.	No Affiliation. Assignor and the Purchasers, and each other person that is directly or indirectly through one or more intermediates controlling or controlled by or under common control with the Assignor and the Purchasers, as the case may be, are not to be considered, and shall not become or be considered, an “affiliate” (as defined in Rule 144 under the Securities Act) of such other Party at any time during the term of the Transaction.

7.	Jurisdiction and Venue. The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of New York, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be heard solely in the State and/or Federal courts located in New York City.

8.	Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

9.	Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.	Entire Agreement. This Agreement contains the entire understanding between the Parties, no other representations, warranties or covenants having induced the Parties to execute this Agreement, and supersedes all prior or contemporaneous agreements with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the Party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

11.	Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

12.	Legal Fees. Each Party will bear its own legal expenses in the execution of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ASSIGNOR		ASSIGNEES/PURCHASERS

VELLAR OPPORTUNITY FUND SPV – SERIES 9		METEORA SPECIAL OPPORTUNITY FUND I, LP

By:		By:
Name:		Name:
Title:		Title:

Name, address and email for notice:		Name, address and email for notice:

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP		METEORA CAPITAL PARTNERS, LP

By:		By:
Name:		Name:
Title:		Title:

Name, address and email for notice:		Name, address and email for notice:

PROPTECH		TARGET

PROPTECH INVESTMENT CORPORATION II		RW NATIONAL HOLDINGS, LLC

By:	/s/ Thomas Hennessy	By:
Name:	Thomas Hennessy	Name:
Title:	Co-CEO	Title:

Name, address and email for notice:		Name, address and email for notice:
thennessy@hennessycapitalgroup.com

EXHIBIT A